SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 5, 2008

   PARADIGM MEDICAL INDUSTRIES, INC.
(Exact name of registrant as specified in this Charter)

Delaware	0-28498	87-0459536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2355 South 1070 West, Salt Lake City, Utah	84119
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 977-8970

                       Does Not Apply
(Former name or former address, if changed since last report)

ITEM 8.01  Shareholder Approval of Reverse Split of Common Stock.

On December 5, 2008, the Shareholders of Paradigm Medical Industries, Inc. (the "Company") approved a reverse stock split of the Company's common stock at a Special Meeting of the Company's Shareholders.  There were 736,703,232 votes cast in favor of the reverse split, 242,024,479 votes were cast against the reverse split, and 3,281,414 abstentions.  The reverse stock split of the Company's common stock became effective upon shareholder approval at the Special Meeting of Shareholders.  Shareholders will affect the reverse stock split by physically surrendering their current certificates for certificates representing the number of shares of common stock each shareholder is entitled to receive as a result of the reverse stock split. New certificates of common stock will be issued.

No fractional shares will be issued in connection with the reverse stock split.  Shareholders which would otherwise be entitled to receive fractional shares because they hold a number of shares of common stock that is not evenly divisible by the reverse stock split ratio will receive an additional share for their fractional shares.  Continental Stock Transfer & Trust Company, the Company's transfer agent, has been appointed as the exchange agent in connection with the reverse stock split.  The Company has submitted a Stock Split Request form with the Financial Industry Regulation Authority (FINRA) providing notification of the reverse stock split for an equity issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARADIGM MEDICAL INDUSTRIES, INC.
(Registrant)

Date: December 8, 2008	By:	/s/ Stephen L. Davis
Stephen L Davis
President